EXHIBIT 99.1

Ascent Solar Technologies Enters Collaborative Agreement Notice with NASA to Advance Development of Thin-Film PV Power Beaming Capabilities

THORNTON, Colo., June 26, 2025 -- Ascent Solar Technologies (Nasdaq: ASTI) (“Ascent” or the “Company”), the leading U.S. innovator in the design and manufacture of featherweight, flexible, and durable CIGS thin-film photovoltaic (PV) solutions, announced today that the company is commencing work on a Collaborative Agreement Notice (CAN) with NASA Marshall Space Flight Center (MSFC) and support from NASA Glenn Research Center (GRC) to efficiently advance capabilities for receiving beamed power using CIGS PV modules.

The CAN program targets rapid iterative development to mature commercial products for enabling mission architectures to include beamed power. The public-private partnership includes Ascent contributing design and prototyping services with NASA providing technical subject matter expertise and test services through combined MSFC & GRC efforts. This 12- month technology maturation will result in commercial products being made available for distributed space power infrastructure, drastically lowering the cost, complexity and risk of NASA missions.

Launched in 2023, NASA’s Psyche Mission has demonstrated deep space laser communications across 19 million miles of space, validating the efficacy of tight-beaming technologies over vast distances. Bench-testing conducted by NASA MSFC in 2024 demonstrated receiving beamed power using Ascent’s commercial-off-the-shelf (COTS) products as a preceding validation of the technology prior to the CAN award.

The CAN is evaluating the ability of Ascent’s CIGS PV modules to generate power while illuminated by energy-dense beams of light, with goals to convert more usable power from the equivalent of tens of Earth’s Sun. The ability to remotely receive 10x more power on-demand while using the same PV cells tasked with collecting sunlight can significantly reduce solar array mass and volume required to meet mission power needs. In practice, this suggests that beamed-power architectures can lead to reductions of both spacecraft mass and volume budgets. These size efficiencies will result in agency payloads proportionally increasing relative to the spacecraft as a whole, thus allowing the prioritization of more technology, science and exploration within limited mission budgets.

Planetary missions require advanced surface mobility logistics and depend on power generation subsystems that comprise a substantial proportion of the landed downmass. It is here where Ascent technology poses a potential solution for reducing spacecraft power system mass and volume needs, creating a significant impact on the overall mission.

The CAN’s goals include increasing the array power output while lengthening the operational duty cycles to verify that improvements to this emerging technology can help enable NASA to effectively and efficiently achieve the agency’s Commercial Lunar Payload Services (CLPS) missions, Artemis campaign to the Moon, and planetary science objectives. This includes enabling surviving the lunar night as well as powering remote access to areas of scientific interest such as cold traps and permanently shadowed regions on the Moon (PSRs) where water, the potential key to lunar in-situ resource utilization (ISRU), is believed to be located in high concentrations. Ultimately, this could lead to an order of magnitude reduction in the downmass required to access expensive space exploration and science mission destinations. The going rate for robotic landers on the Moon is between 6 & 7-figures per kilogram delivered to the lunar surface, equating to upwards of tens of millions of potential savings per lander mission.

“This collaboration with NASA further bolsters our longstanding belief that the unique capabilities of thin-film solar technology will play an integral role in overcoming the challenges of reliably converting solar energy and also receive beamed power in a breadth of harsh space environments,” said Paul Warley, CEO of Ascent Solar Technologies. “Through our work together, we plan to bring an even more capable product line to market that will reduce mission costs and complexities while improving PV efficiency, making our technology a crucial piece of future space missions.”

This cross-NASA-center teaming is demonstrative of rallying together with commercial partners to achieve the agency’s broader Lunar program goals. Beamed power stands to allow NASA program dollars to accomplish more at a fraction of the cost. With 55 countries having signed the Artemis Accords since 2020, the establishment of critical Lunar infrastructure with less resources required facilitates achieving more together with international partners.

About Ascent Solar Technologies, Inc.

Backed by 40 years of R&D, 15 years of manufacturing experience, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar Technologies, Inc. is a leading provider of innovative, high-performance, flexible thin-film solar panels for use in environments where mass, performance, reliability, and resilience matter. Ascent’s photovoltaic (PV) modules have been deployed on space missions, multiple airborne vehicles, agrivoltaic installations, in industrial/commercial construction as well as an extensive range of consumer goods, revolutionizing the use cases and environments for solar power. Ascent Solar’s research and development center and 5-MW nameplate production facility is in Thornton, Colorado. To learn more, visit https://www.ascentsolar.com.

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